Exhibit 99.2

April 18, 2017

NextDecade and Harmony Sign Definitive Merger Agreement,

Agree to All-Stock Transaction Initially Valued at $1.0 Billion

●	Transaction to result in NextDecade becoming a publicly listed company
●	NextDecade’s Rio Grande LNG among most advanced second wave U.S. LNG export projects
●	27 million tons LNG per annum (“mtpa”) project is optimally located in Brownsville, Texas, in close proximity to the Permian Basin and Eagle Ford Shale
●	Rio Grande LNG filed its formal FERC application in May 2016

NEW YORK, NY and THE WOODLANDS, TX (April 18, 2017) – Privately held NextDecade, LLC (“NextDecade”) and Harmony Merger Corp. (NASDAQ: HRMN, HRMNU, and HRMNW) (“Harmony”) today jointly announced that they have signed a definitive agreement for a business combination transaction (“Business Combination”), which would result in NextDecade becoming a publicly listed company. NextDecade is a privately held liquefied natural gas (“LNG”) development company focused on LNG export projects and associated pipelines in the State of Texas. Harmony is a publicly traded special purpose acquisition company (“SPAC”) whose objective is to take a company public via a reverse merger.

Harmony currently has approximately $112.8 million of cash in trust (“Trust Fund”). Assuming no redemptions by Harmony stockholders, the all-stock transaction is expected to yield a combined entity with a pro forma enterprise value of more than $1.0 billion at closing, with up to an additional $200 million of contingent stock consideration to be paid to NextDecade’s members upon the achievement of certain milestones. Assuming no redemptions by Harmony stockholders, current Harmony stockholders will own approximately 13.0% of the combined company immediately following consummation of the Business Combination.

Harmony’s Board of Directors and Special Advisor have approved the terms of the merger agreement and has recommended that its stockholders approve the transaction. NextDecade’s Board of Managers and NextDecade’s members have approved the terms of the transaction. Completion of the Business Combination is subject to approval of the Harmony stockholders and certain customary conditions. The Business Combination is expected to close late in the second quarter of 2017.

“We believe a transaction with Harmony will strengthen our ability to bring competitively priced, U.S.-produced LNG to the world market in the early part of the next decade,” said Kathleen Eisbrenner, NextDecade Founder and CEO. “Our choice of proven technology and strategic South Texas project location combined with our experienced management team and strong industry relationships are some of the many reasons that both potential customers and investors have demonstrated interest in NextDecade.”

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“Following confirmatory due diligence activities, we believe that NextDecade’s commercial, regulatory, and engineering standing affords the company key competitive advantages and brings a unique opportunity for Harmony stockholders to participate at the development stage in an investment in the U.S. LNG export market,” said Eric Rosenfeld, Harmony Chief Executive Officer. “NextDecade’s potential growth story is compelling, and our Board of Directors and Special Advisor, Joel Greenblatt, are excited to witness the execution of the team’s strategy to provide low-cost LNG to customers around the world,” he added.

NextDecade’s principal equity holders include funds managed by York Capital Management, Valinor Management, and Halcyon Capital Management, who together own a majority interest in NextDecade.

For additional information on the Business Combination, see Harmony’s Current Report on Form 8-K, which will be filed promptly and which can be obtained, without charge, at the Securities and Exchange Commission's internet site (http://www.sec.gov).

For the purposes of this transaction, Harmony is represented by Graubard Miller and NextDecade is represented by King & Spalding LLP. Height Securities, LLC is acting as financial advisor to NextDecade. York Capital Management, Valinor Management and Halcyon Capital Management are represented by Weil Gotshal & Manges LLP.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “believe”, “expect”, “intend”, “plan”, “potential”, and similar expressions are intended to identify forward-looking statements, and these statements may relate to the merger transaction. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include uncertainties about Harmony’s ability to complete the merger; the development of the Rio Grande LNG export project following completion of the merger and other matters discussed in the “Risk Factors” section of Harmony’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, and any updates thereto in subsequent reports filed with the Securities and Exchange Commission (the “SEC”). The forward-looking statements in this press release speak as of the date of this release. Although Harmony may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

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IMPORTANT INFORMATION FOR STOCKHOLDERS

This communication does not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities or a solicitation of any vote or approval. This communication relates to a proposed business combination between Harmony and NextDecade.

In connection with the proposed Business Combination, Harmony intends to file with the SEC a definitive proxy statement. The definitive joint proxy statement for Harmony (if and when available) will be mailed to stockholders of Harmony. HARMONY STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND OTHER DOCUMENTS THAT MAY BE FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED BUSINESS COMBINATION.

Harmony stockholders will be able to obtain free copies of these documents (if and when available) and other documents containing important information about Harmony and NextDecade, once such documents are filed with the SEC through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Harmony will be available free of charge on Harmony’s internet website at www.harmonymergercorp.com or by contacting Harmony using the contact information below.

PARTICIPANTS IN SOLICITATION

Harmony and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from Harmony’s stockholders in connection with the Business Combination. Stockholders are urged to carefully read the proxy statement regarding the Business Combination when it becomes available, because it will contain important information. Information regarding the persons who may, under the rules of the SEC, be deemed participants in the solicitation of Harmony’s stockholders in connection with the Business Combination will be set forth in the proxy statement when it is filed with the SEC. Information about Harmony’s executive officers and directors will be set forth in the proxy statement relating to the Business Combination when it becomes available. You can obtain free copies of these and other documents containing relevant information at the SEC’s web site at www.sec.gov or by directing a request to the address or phone number set forth below.

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About Harmony Merger Corp.

Harmony (NASDAQ: HRMN) was incorporated in Delaware on May 21, 2014 as a blank check company whose objective is to acquire, through a merger, share exchange, asset acquisition, stock purchase, recapitalization, reorganization or other similar business combination, one or more businesses or entities. On March 27, 2015, Harmony consummated its initial public offering (“IPO”) of 11,500,000 units, each unit consisting of one share of common stock and one warrant to purchase one common share, and a simultaneous private placement of units to certain initial stockholders and Cantor Fitzgerald & Co., the representative of the underwriters in the IPO. For more information, please visit www.harmonymergercorp.com.

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For further information, please contact:

Harmony Merger Corp.

777 Third Avenue, 37th Floor,

New York, New York 10017

Attention: David Sgro

+ 1 (212) 319 7676

ds@harmonymergercorp.com

About NextDecade, LLC

NextDecade, based in The Woodlands, Texas, is a developer of LNG projects providing customers access to the full LNG value chain. Founded in 2010, NextDecade has a team of industry leaders with extensive experience in signing major LNG off-take deals, and developing and managing LNG, FLNG, and FSRU projects, as well as associated natural gas and electricity infrastructure around the world. For more information, please visit www.next-decade.com.

For further information, please contact:

Media

Ward for NextDecade

Molly LeCronier

+ 1 (713) 869 0707

MLeCronier@wardcc.com

About Rio Grande LNG, LLC

Rio Grande LNG is a proposed LNG export facility at the Port of Brownsville, Texas. The project, planned for a 984-acre industrial site, and the associated Rio Bravo Pipeline are in the midst of the extensive Federal Energy Regulatory Commission (FERC) permitting process. To date, NextDecade has signed 30 mtpa of non-binding sales agreements for its Rio Grande LNG project and stands ready to offer flexible solutions to both customers and producers. For more information on the project, please visit www.riograndelng.com.

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